EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-90854, 333-36597, 333-63706, 333-90480, 333-135473, 333-151683, 333-161515 and 333-182454 on Form S-8 and Registration Statement No. 333-178489 on Form S-3 of our reports dated March 3, 2014, relating to the consolidated financial statements of ARIAD Pharmaceuticals, Inc. and the effectiveness of ARIAD Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 3, 2014